Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

To the Shareholders and the Board of Directors of S&T Bancorp, Inc.

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Incentive Plan of S&T Bancorp, Inc. of our reports dated February 26, 2021, with respect to the consolidated financial statements of S&T Bancorp, Inc. and the effectiveness of internal control over financial reporting of S&T Bancorp, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2020, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Pittsburgh, Pennsylvania
August 4, 2021